UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 19, 2015

CVD EQUIPMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation or Organization)

1-16525	11-2621692
(Commission File Number)	(IRS Employer Identification No.)

355 South Technology Dr. Central Islip, New York 11722
(Address of Principal Executive Offices, Including Zip Code)

(631) 981-7081
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 19, 2015, CVD Equipment Corporation (the “Company”) received an Arbitration Demand and Complaint which was filed with the American Arbitration Association by Development Specialists, Inc., an Illinois corporation (“DSI”), solely in its capacity as an assignee for the benefit of creditors of CM Manufacturing, Inc. f/k/a Stion Corporation (“Stion”), a Delaware corporation, (collectively the “Plaintiff”).

In its compliant, the Plaintiff claims, among other things, that the Company breached its agreement with Stion by failing to design, engineer, manufacture and timely deliver a certain custom furnace used in the manufacture of solar panels.  The Plaintiff also asserts claims relating to breach of warranty, conversion, misappropriation of trade secrets and a declaration that DSI is not liable under the Company’s proof of claim filed against Stion in connection with Stion’s October 2013 assignment for the benefit of its creditors in favor of DSI or Stion’s agreements with Company.  Plaintiff seeks monetary damages of approximately $6.9 million plus interest and attorney’s fees, and certain injunctive relief and other unspecified money damages.

The Company believes that these claims have no merit and intends to vigorously defend its interests in this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVD EQUIPMENT CORPORATION

Date: January 26, 2015	/s/ Leonard A. Rosenbaum
Name: Leonard A. Rosenbaum
Title: Chairman, President, Chief Executive Officer and Director (Principal ExecutiveOfficer)